Exhibit 99.9

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK1

The matters discussed below may contain “forward-looking information” as described in the Report. The reader’s attention is directed to that section and “Risk Factors” contained in Exhibit 99.2 to the Report for discussion of various risks and uncertainties that may impact Dominion Gas.

Market Risk Sensitive Instruments and Management

Dominion Gas’ financial instruments, commodity contracts and related financial derivative instruments are exposed to potential losses due to adverse changes in commodity prices, interest rates and equity security prices as described below. Commodity price risk is present in Dominion Gas’ procurement and marketing operations due to the exposure to market shifts in prices received and paid for natural gas and other commodities. Dominion Gas uses commodity derivative contracts to manage price risk exposures for these operations. Interest rate risk is generally related to future issuances of debt. In addition, Dominion Gas is exposed to investment price risk through various portfolios of equity and debt securities held to fund retirement plan obligations.

The following sensitivity analysis estimates the potential loss of future earnings or fair value from market risk sensitive instruments over a selected time period due to a 10% unfavorable change in commodity prices or interest rates.

Commodity Price Risk

To manage price risk, Dominion Gas primarily holds commodity-based financial derivative instruments held for non-trading purposes associated with purchases and sales of natural gas and other energy-related commodities.

The derivatives used to manage commodity price risk are executed within established policies and procedures and may include instruments such as futures, forwards and swaps that are sensitive to changes in the related commodity prices. For sensitivity analysis purposes, the hypothetical change in market prices of commodity-based financial derivative instruments is determined based on models that consider the market prices of commodities in future periods, the volatility of the market prices in each period, as well as the time value factors of the derivative instruments. Prices and volatility are principally determined based on observable market prices.

A hypothetical 10% unfavorable change in commodity prices of Dominion Gas’ non-trading commodity-based financial derivative instruments would have resulted in a decrease in fair value of approximately $10 million, $14 million and $26 million as of March 31, 2014, December 31, 2013 and December 31, 2012, respectively. The decline in sensitivity is largely due to decreased commodity derivative activity.

The impact of a change in energy commodity prices on Dominion Gas’ non-trading commodity-based financial derivative instruments at a point in time is not necessarily representative of the results that will be realized when the contracts are ultimately settled. Net losses from commodity derivative instruments used for hedging purposes, to the extent realized, will generally be offset by recognition of the hedged transaction, such as revenue from physical sales of the commodity.

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC, and makes reference to the Report and to other exhibits filed with the Report. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries.

Interest Rate Risk

Dominion Gas manages its interest rate risk exposure predominantly by maintaining a balance of fixed rate and variable rate debt. It may also enter into interest rate sensitive derivatives that are designated as fair value or cash flow hedges, including interest rate swaps and interest rate lock agreements. See Note 2 to the Audited Consolidated Financial Statements in Exhibit 99.11(b) for additional information. As of March 31, 2014, December 31, 2013 and December 31, 2012, Dominion Gas had no interest rate swaps outstanding that were designated under fair value hedge accounting. A hypothetical 10% increase in short-term borrowing rates would not have had a material impact on interest expense for the three months ended March 31, 2014 or the years ended December 31, 2013 or December 31, 2012.

Dominion Gas may use forward-starting interest rate swaps and interest rate lock agreements as anticipatory hedges. As of March 31, 2014, Dominion Gas had $800 million in aggregate notional amount of these interest rate derivatives outstanding. A hypothetical 10% decrease in market interest rates would have resulted in a decrease of approximately $19 million in the fair value of Dominion Gas’ interest rate derivatives at March 31, 2014. As of December 31, 2013, Dominion Gas had $450 million in aggregate notional amount of these interest rate derivatives outstanding. A hypothetical 10% decrease in market interest rates would have resulted in a decrease of approximately $8 million in the fair value of Dominion Gas’ interest rate derivatives at December 31, 2013. As of December 31, 2012, Dominion Gas had $1 billion in aggregate notional amount of these interest rate derivatives outstanding. A hypothetical 10% decrease in market interest rates would have resulted in a decrease of approximately $12 million in the fair value of Dominion Gas’ interest rate derivatives at December 31, 2012.

The impact of a change in interest rates on Dominion Gas’ interest rate-based financial derivative instruments at a point in time is not necessarily representative of the results that will be realized when the contracts are ultimately settled. Net gains and/or losses from interest rate derivative instruments used for hedging purposes, to the extent realized, will generally be offset by recognition of the hedged transaction.

Investment Price Risk

The Dominion pension and other postretirement benefit plans in which Dominion Gas participates hold investments in trusts to fund employee benefit payments. Aggregate actual returns for the pension and other postretirement plan assets held for Dominion Gas employees represented by collective bargaining units, were $214 million in 2013 and $164 million in 2012, versus expected returns of $125 million and $112 million, respectively. Differences between actual and expected returns on plan assets are accumulated and amortized during future periods. As such, any investment-related declines in these trusts will result in future increases in the periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash to be contributed to the employee benefit plans. As of December 31, 2013 and 2012, a hypothetical 0.25% decrease in the assumed long-term rates of return on these plan assets would result in an increase in Dominion Gas’ net periodic cost of approximately $3 million for pension benefits and $1 million for other postretirement benefits.

Risk Management Policies

Dominion Gas has established operating procedures with corporate management to ensure that proper internal controls are maintained. In addition, Dominion has established an independent function at the corporate level to monitor compliance with the credit and commodity risk management policies of all subsidiaries including Dominion Gas. Dominion Gas maintains credit policies that include the evaluation of a prospective counterparty’s financial condition, collateral requirements where deemed necessary and the use of standardized agreements that facilitate the netting of cash flows associated with a single counterparty. In addition, Dominion Gas also monitors the financial condition of existing counterparties on an ongoing basis. Based on these credit policies and Dominion Gas’ December 31, 2013 provision for credit losses, management believes that it is unlikely that a material adverse effect on Dominion Gas’ financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

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